Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Results

Whippany, New Jersey, August 5, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its third quarter ended June 26, 2021.

Consistent with the seasonal nature of its businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year.  Net loss for the third quarter of fiscal 2021 was $26.0 million, or $0.41 per Common Unit, compared to a net loss of $15.6 million, or $0.25 per Common Unit, in the prior year third quarter.  Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) for the third quarter of fiscal 2021 amounted to $23.3 million, compared to $32.2 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are pleased to report another solid quarter of sales volumes and earnings, as the mix of volume between residential and non-residential customer demand continued to normalize toward pre-pandemic levels.  Gross margins and Adjusted EBITDA in the prior year third quarter benefitted from unusually high demand from the residential sector, resulting from cooler spring temperatures at a time when stay-at-home measures were most prevalent. Despite the higher residential demand in the prior year, total volumes sold in the third quarter of fiscal 2021 exceeded the prior year by nearly 2%, and were 4% higher than the fiscal 2019 third quarter. These improvements are a testament to our continued efforts to deliver exceptional service to our customers, and the positive momentum in our customer base growth and retention initiatives.”

Mr. Stivala continued, “In addition to our continued strong operating performance, we used excess cash flows to reduce total debt by approximately $30 million during the quarter, which brings our year-to-date debt reduction to $68 million, and we opportunistically refinanced $775 million of senior notes -- extending maturities and lowering our interest requirements.  We also made additional investments in our minority-owned subsidiary, Oberon Fuels (“Oberon”), as they achieved several milestones toward our collective efforts to commercialize clean-burning, renewable dimethyl ether (“rDME”).  Specifically, in June 2021, Oberon began production of the first-ever rDME in the United States, and is the only current commercial producer of this molecule in the world.  Additionally, Oberon, through a public-private partnership with Los Alamos National Laboratory, has secured funding from the U.S. Department of Energy to develop and scale-up steam reforming technology to produce renewable hydrogen from rDME.  We remain focused on executing our strategic growth initiatives -- growing our propane market share, strengthening our balance sheet, investing in the build out of a renewable energy platform and returning capital to unitholders.”

Retail propane gallons sold in the third quarter of fiscal 2021 of 76.7 million gallons increased 1.7% compared to the prior year third quarter, primarily due to an increase in commercial and industrial demand resulting from the easing of COVID- related business restrictions and an improving economy, which more than offset normalizing residential demand in this counter-seasonal quarter. Residential volumes in the prior year third quarter benefitted from cooler average temperatures in April and May of 2020, combined with stay-at-home measures instituted in the early stages of COVID-19.  The mix of volumes between residential and non-residential customers returned to a more traditional, pre-pandemic level, during the third quarter of fiscal 2021.  Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the fiscal 2021 third quarter were 9% warmer than both normal and the prior year third quarter.

Average posted propane prices (basis Mont Belvieu, Texas) for the third of fiscal 2021 were 111.5% higher than the prior year third quarter. Total gross margins for the third quarter of fiscal 2021 of $155.0 million increased $7.8 million, or

5.3%, compared to the prior year third quarter.  Gross margins for the fiscal 2021 third quarter included an $11.1 million unrealized non-cash gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.9 million unrealized non-cash gain in the prior year third quarter.  These unrealized gains were excluded from Adjusted EBITDA for both periods in the table below.  The shift in volume mix between residential and non-residential customers, back to a more traditional level for the third quarter, also resulted in lower blended unit margins compared to the prior year third quarter.

Combined operating and general and administrative expenses of $119.8 million increased $6.6 million, or 5.8%, compared to the prior year third quarter, primarily due to higher volume-related variable operating costs, as well as an increase in self-insured medical costs and higher vehicle costs.

During the third quarter of fiscal 2021, the Partnership utilized cash flows from operating activities to repay $29.8 million of debt.  As a result of the debt repayment during the third quarter, the Consolidated Leverage Ratio for the trailing twelve-month period ending June 26, 2021 measured 3.96x.  In addition, in May 2021 the Partnership opportunistically refinanced its previously outstanding $525 million 5.50% Senior Notes due 2024 and $250 million 5.75% Senior Notes due 2025 with a combination of borrowings under the Revolving Credit Facility and the issuance of new $650 million 5.00% Senior Notes due 2031.  This refinancing will result in annual net interest expense savings of approximately $7 million and extend average debt maturities by more than 3.5 years.

As previously announced on July 22, 2021, the Partnership’s Board of Supervisors declared an increase in the Partnership’s quarterly distribution from $0.30 to $0.325 per Common Unit for the three months ended June 26, 2021.  On an annualized basis, this distribution rate equates to $1.30 per Common Unit, and represents an increase of $0.10 per Common Unit, or 8.3%, compared to the annualized rate from the previous quarter.  The distribution is payable on August 10, 2021 to Common Unitholders of record as of August 3, 2021.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 41 states.  Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing the Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across the Suburban Propane’s national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy.  For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2020 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 26, 2021 and June 27, 2020

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Revenues
Propane	$208,689	$179,049	$958,641	$812,160
Fuel oil and refined fuels	11,314	11,702	59,075	69,095
Natural gas and electricity	5,835	6,099	23,461	25,018
All other	12,247	10,056	39,337	35,566
	238,085	206,906	1,080,514	941,839

Costs and expenses
Cost of products sold	83,056	59,689	418,002	328,407
Operating	102,016	96,086	309,183	313,550
General and administrative	17,756	17,098	57,866	49,808
Depreciation and amortization	27,254	29,153	82,617	87,715
	230,082	202,026	867,668	779,480

Operating income	8,003	4,880	212,846	162,359
Loss on debt extinguishment	16,029	—	16,029	109
Interest expense, net	16,737	18,474	52,964	56,722
Other, net	1,085	1,878	3,745	3,835

(Loss) income before provision for (benefit from) income taxes	(25,848)	(15,472)	140,108	101,693
Provision for (benefit from) income taxes	173	106	936	(253)

Net (loss) income	$(26,021)	$(15,578)	$139,172	$101,946

Net (loss) income per Common Unit - basic	$(0.41)	$(0.25)	$2.22	$1.64
Weighted average number of Common Units outstanding - basic	62,755	62,345	62,685	62,248

Net (loss) income per Common Unit - diluted	$(0.41)	$(0.25)	$2.20	$1.63
Weighted average number of Common Units outstanding - diluted	62,755	62,345	63,150	62,628

Supplemental Information:
EBITDA (a)	$18,143	$32,155	$275,689	$246,130
Adjusted EBITDA (a)	$23,291	$32,194	$275,350	$248,216
Retail gallons sold:
Propane	76,702	75,383	357,443	341,632
Refined fuels	3,854	4,797	21,301	23,354
Capital expenditures:
Maintenance	$3,858	$2,741	$10,463	$10,641
Growth	$3,630	$2,890	$11,296	$15,474

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net (loss) income	$(26,021)	$(15,578)	$139,172	$101,946
Add:
Provision for (benefit from) income taxes	173	106	936	(253)
Interest expense, net	16,737	18,474	52,964	56,722
Depreciation and amortization	27,254	29,153	82,617	87,715
EBITDA	18,143	32,155	275,689	246,130
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(11,139)	(861)	(17,632)	1,077
Equity in earnings of unconsolidated affiliate	116	—	552	—
Pension settlement charge	142	900	712	900
Loss on debt extinguishment	16,029	—	16,029	109
Adjusted EBITDA	$23,291	$32,194	$275,350	$248,216

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.